ARTICLES OF INCORPORATION FOR A STOCK CORPORATION

                              NBO SYSTEMS, INC.

     FIRST: The undersigned, Russell M. Frandsen, whose address is 707 Wilshire Boulevard, 45th Floor, Los Angeles, CA 90017, being at least eighteen years of age, does hereby form a corporation under the laws of the State of Maryland.

     SECOND: The name of the corporation is NBO SYSTEMS, INC.

     THIRD: The purposes for which the corporation is formed are as follows:
The corporation is formed to engage in any lawful business or other activity.

     FOURTH: The street address of the principal office of the corporation in Maryland is 11 East Chase Street, Baltimore, MD 21202.

     FIFTH: The name of the resident agent of the corporation in Maryland is CSC - Lawyers Incorporating Service Company, whose address is 11 East Chase Street, Baltimore, MD 21202.

     SIXTH: The corporation has authority to issue two classes of shares to be designated "Common Stock" and "Preferred Stock," respectively. The total number of shares of Common Stock that the Corporation is authorized to issue is twenty million (20,000,000), $.0005 par value per share. The total number of shares of Preferred Stock authorized is one million (1,000,000), $1.00 par value per share. The total number of shares that the corporation is authorized to issue is 21,000,000. The total par value of the authorized stock is $1,010,000.

     The preferences, limitation and relative rights of each class of shares (to the extent established hereby) and the express grant of authority to the Board of Directors to amend this Second Amended and Restated Articles of Incorporation to divide the authorized shares of Preferred Stock into series, to establish and modify preferences, limitations and relative rights of each share of Preferred stock and to otherwise impact the capitalization of the Corporation as permitted by the Act are as follows:

     A.   Common Stock

          1. Voting Rights. Except as otherwise expressly provided by law or in this Article III, each issued and outstanding share of Common Stock shall be entitled to one vote on each matter to be voted on by the shareholders of the Corporation.
          2. Liquidation Rights. Subject to any prior or superior rights of liquidation as may be conferred upon any shares of Preferred Stock, and after payment or provision for payment of the debts and other liabilities of the Corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of

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Common Stock then-outstanding shall be entitled to receive all of the assets of the Corporation remaining and available for distribution. Such assets shall be divided among and paid to the holders of shares of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them.
          3. Dividends. Dividends may be paid on the issued and outstanding shares of Common Stock as and when declared by the Board of Directors, out of funds legally available therefore; provided, however, that no dividends shall be made with respect to the Common Stock until any preferential dividends required to be paid or set apart for any issued and outstanding shares of the Corporation's Preferred Stock have been paid or set apart.
          4. Residual Rights. All rights accruing to the issued and outstanding shares of the Corporation not expressly provided for to the contrary herein, in the Corporation's Bylaws or in any resolution or document regarding the preferences, limitations and/or relative rights of any shares of Preferred Stock or in any amendment hereto or thereto, shall be vested in the Common Stock.

     B.   Preferred Stock

          The Board of Directors, without shareholder action, may amend these Second Amended and Restated Articles of Incorporation, pursuant to the authority granted to the Board of Directors by the Act, to do any of the following:
          (i) designate and determine, in whole or in part, the preferences, limitations and relative rights, within the limits set forth in the Act, of the Preferred Stock before the issuance of any shares of Preferred Stock;
          (ii) create one or more series of Preferred Stock, fix the number of shares of each such series (within the total number of authorized shares of Preferred Stock available for designation as a part of such series) and designate and determine, in whole or in part, the preferences, limitation and relative rights of each series of Preferred Stock, within the limits set forth in the act, all before the issuance of any shares of such series;
          (iii) alter or revoke the preferences, limitations and/or relative rights granted to or imposed upon the Preferred Stock before the issuance of any shares of Preferred Stock, or upon any wholly-unissued series of Preferred Stock; or
          (iv) increase or decrease the number of shares constituting any series of Preferred Stock, the number of shares of which was originally fixed by the Board of Directors, either before or after the issuance of shares of the series; provided, however, that the number may not be decreased below the number of shares of such series then-outstanding or increased above the total number of authorized shares of Preferred Stock available for designation as part of such series.

     The board of directors, with the approval of a majority of the entire board, and without action by the stockholders, may amend this charter to increase or decrease the aggregate number of shares of stock of the corporation or the number of shares of stock of any class that the corporation has authority to issue.

     SEVENTH: (a) The number of directors of the corporation shall be three, which number may be increased or decreased pursuant to the bylaws of the corporation, and so long as there are less than three (3) stockholders, the number of directors may be less than three (3) but not less than the number

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of stockholders, and the name(s) of the director(s) who shall act until the first meeting or until their successors are duly chosen and qualified are Keith A. Guevara, Randy J. Steck, Andrew Boyd-Jones.
     (b) The directors and officers of the corporation shall not be liable to the corporation or its stockholders for money damages, except that this limitation shall not apply:
     (1) To the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received;
     (2) To the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or
     (3) With respect to any action described in subsection (c) of this section.
     (c) Exceptions. - The limitation in section (b) does not apply to an action brought by or on behalf of a State governmental entity, receiver, conservator, or depositor against a director or officer of:
     (1) A banking institution as defined in 1-101 of the Financial Institutions Article of the State of Maryland;
     (2) A credit union as described in 6-301 of the Financial Institutions Article of the State of Maryland;
     (3) A savings and loan association as defined in 8-101 of the Financial Institutions Article of the State of Maryland; or
     (4) A subsidiary of a banking institution, credit union, or savings and loan association described in this subsection.

     EIGHTH: The power to adopt, alter, and repeal the bylaws of the corporation is vested in the board of directors.

IN WITNESS WHEREOF, I have signed these articles and acknowledge the same to be my act.

SIGNATURE OF INCORPORATOR:

/s/ Russell Frandsen
______________________________________________
Russell M. Frandsen

I hereby consent to my designation in this document as resident agent for this corporation.

SIGNATURE OF RESIDENT AGENT LISTED
IN FIFTH: